                                                             10.1  Restated





                        RESTATED DISTRIBUTION AGREEMENT


                                 By and Between

                                BIOMATRIX, INC.

                                      and

                  SYNTEX PHARMACEUTICALS INTERNATIONAL LIMITED

                          Dated as of April 9th, 1996

                                     INDEX



SECTION                                                                  PAGE
- -------                                                                  ----
 1.      Definitions                                                       1

 2.      Appointment of Exclusive Distributor;                             5
         Initial Payment; No Additional Payments;
         Best Efforts of Syntex

 3.      Term and Termination                                              6

 4.      Payments                                                          10

 5.      Withholding                                                       10

 6.      Competing Products                                                10

 7.      Improvements                                                      11

 8.      Trademarks, Agreement Product Marking;                            11
         Promotional Information

 9.      Supply of Product                                                 15

10.      Indemnification                                                   31

11.      Representations of Biomatrix                                      34

12.      Representations of Syntex                                         35

13.      Insurance                                                         36

14.      Infringement                                                      36

15.      Regulatory Activities; Clinical Trials                            37

16.      Consolidation of Documents                                        39

17.      Other Distribution Agreements                                     39

18.      Further Assurances                                                39

SECTION                                                                  PAGE
- -------                                                                  ----
19.      Assignment                                                        39

20.      Governing Law; Arbitration; Injunctive Relief                     40

21.      Severability                                                      41

22.      Force Majeure                                                     41

23.      Interest                                                          41

24.      No Partnership or Agency                                          41

25.      Notices                                                           41

26.      EU Regulations                                                    42

27.      Survival                                                          42

28.      Miscellaneous                                                     42

Exhibits

Exhibit A                 -       Agreement Product Quality Control Procedures
Exhibit B                 -       Agreement Product Specifications
Exhibit C                 -       Patents and Trademarks
Exhibit D                 -       Price and Quantities of Physicians' Samples
Exhibit E                 -       Sales Forecasts
Exhibit F                 -       Documents

                        RESTATED DISTRIBUTION AGREEMENT


         THIS RESTATED DISTRIBUTION AGREEMENT (this "Agreement") is made as of
the  9th    day of        April      1996 by and between BIOMATRIX, INC., a
corporation duly organized and existing under the laws of the State of Delaware, having its principal office at 65 Railroad Avenue, Ridgefield, New Jersey 07657, U.S.A. ("Biomatrix") and SYNTEX PHARMACEUTICALS INTERNATIONAL LIMITED, a Bermudan corporation with its registered office at The Corner House, 20 Parliament Street, Hamilton, HM 12, Bermuda ("Syntex").

         WHEREAS, Biomatrix and Syntex have entered into a Distribution Agreement dated 9 November 1993 (the "First Distribution Agreement"), and a Second Distribution Agreement dated as of 23 June 1994 (the "Second Distribution Agreement", and, collectively with the First Distribution Agreement, the "Prior Agreements"); and

         WHEREAS, Biomatrix and Syntex desire to amend and restate the Prior Agreements in their entirety in accordance with the terms hereof.

         NOW, THEREFORE, in consideration of the premises and of the mutual covenants of the parties hereto, Syntex and Biomatrix hereby agree to amend and restate the Prior Agreements in their entirety as set forth below, so that from and after the date hereof the Prior Agreements shall be superseded in their entirety by this Agreement:

         1. DEFINITIONS AND RULES OF INTERPRETATION. In this Agreement, unless the context otherwise requires, references to sections and exhibits are to be construed as references to the sections and exhibits of this Agreement; and references to (or to any specified provision of) this Agreement or any other document shall be construed as references to this Agreement, that provision or that document as in force from time to time and as amended, varied, substituted, supplemented, restated or novated in accordance with the terms thereof. In addition, in this Agreement, the following words and expressions shall have the following meanings:

         1.1. "Affiliate" shall mean, with respect to any party, any Person which, directly or indirectly, is controlled by, controls or is under common control with such party. For purposes of this definition, the term "control" (including with correlative meanings, the terms

"controlled by" and "under common control with") shall mean, with respect to any Person, the direct or indirect ownership of more than fifty percent (50%) of the voting or income interest in such Person or the possession otherwise, directly or indirectly, of the power to direct the management or policies of such Person.

         1.2. "Agreement Product" shall mean hylan gel-fluid 20 (hylan G-F 20) for the intra-articular treatment of osteoarthritis by viscosupplementation, as described in the Agreement Product Specifications, to be supplied by Biomatrix in pre-filled 2.0ml syringes packaged ready for sale and use, together with any Improvements. Agreement Product shall also include the syringe and any other delivery device associated with the Agreement Product and supplied by Biomatrix to Syntex therewith.

         1.3. "Agreement Product Quality Control Procedures" shall mean the procedures set forth in Exhibit A for determining conformance with the Agreement Product Specifications, as such procedures shall be modified in accordance with Product License Approvals.

         1.4. "Agreement Product Specifications" shall mean the specifications for the Agreement Product set forth in Exhibit B, as such specifications shall be modified in accordance with Product License Approvals.

         1.5.  "Agreement Year" shall mean, (a) for South Africa, the twelve
(12) month period commencing on the first day of the nearest month preceding or succeeding (as the case may be) the first to occur of (i) the date of first commercial sale of the Agreement Product in the respective country, or (ii) three (3) months after Product License Approval in the respective country, and each separate successive twelve (12) month period thereafter during the Initial Term or any renewal term of this Agreement; and (b) in Sweden, the twelve (12) month period commencing on June 1, 1995, and each separate successive twelve
(12) month period thereafter during the Initial Term or any renewal term of this Agreement.

         1.6. "Contract Quarter" shall mean that term as defined in Section 9.2(c).

         1.7. "Dollars" and "$" shall mean the lawful currency of the United States of America.

         1.8.   "Effective Date" shall mean April 9, 1996.

         1.9.    "Formula Price" shall mean that term as defined in Section
9.2(a).

         1.10. "Good Manufacturing Practice" shall mean all generally accepted good manufacturing practices in effect in the country in which the Agreement Product is manufactured and in each country in the Territory in which the Agreement Product is being sold by Syntex in accordance with this Agreement, including without limitation good manufacturing practices set forth in Volume IV of the Rules Governing Medicinal Products in the European Community.

         1.11.   "hylans" means hyaluronan                        *
                 without any other chemical change in the molecule.

         1.12. "Improvements" shall mean extensions of the label claims for the Agreement Product, in addition to line extensions, new dosage and presentation forms and packaging improvements for the Agreement Product. For the avoidance of doubt, any product that comes within the definition of Next Generation Product shall not constitute an Improvement hereunder.

         1.13.   "Initial Term" shall mean that term as defined in Section 3.2.

         1.14.   "Minimum Price" shall mean, with respect to each country in the
Territory,              *               that for each calendar year (or partial
calendar year, in the case of the period immediately following the
*            commencing with the first Agreement Year (or partial Agreement
Year) after the second anniversary of the Effective Date



                                       *




* Confidential portions have been omitted and filed separately with the Commission.

                 *        .

     1.15. "Net Revenues" shall mean the total gross invoice price from the sale of all units of the Agreement Product by Syntax or any of its Affiliates to non-Affiliated wholesalers, hospitals and other third party purchasers





                                       *




   For the avoidance of doubt, Syntex shall be entitled at all times, in its discretion, to

                                       *



                                               used to calculate "Net revenues".

     1.16. "Next Generation Product" shall mean any product (other than the Agreement Product) *



     1.17.   "Non-Compete Territory" shall mean

                                       *

     .  For the purpose of this Agreement,

                                       *

     1.18. "Patents" shall mean Letters Patent or similar statutory rights relating to any



* Confidential portions have been omitted and filed separately with the Commission.

Agreement Product (including any continuation-in-part, continuation or division thereof or substitute thereof), and patent applications which are pending as of the Effective Date, in each case as set forth in Exhibit C attached hereto, together with any supplementary or complementary protection certificates therefor if and when such are granted.

         1.19. "Person" shall mean an individual, a corporation, a partnership, a trust, an unincorporated organization or a government or any agency or political subdivision thereof.

         1.20. "Product License Approvals" shall mean with respect to each country in the Territory, those regulatory approvals required for the promotion, marketing and sale of the Agreement Product in such country; provided, however, that, except as specifically provided to the contrary herein, Product License Approval shall not include any approvals with regard to pricing.

         1.21.   "South Africa" shall mean the Republic of South Africa.

         1.22. "Territory" shall mean Sweden and South Africa; provided that, subject to the provisions of Section 3.3(b), upon termination of this Agreement with respect to any country in accordance with the terms of this Agreement, such country shall, upon the effectiveness of such termination, cease to be part of the Territory.

         1.23. "Trademarks" shall mean (i) the trademark "SYNVISC" that is owned by Biomatrix and used by Syntex and its designated Affiliates in connection with the promotion, marketing and sale of the Agreement Product in the Territory under this Agreement, as further described in Exhibit C hereto, and (ii) any other trademarks, in addition to "SYNVISC", as may be agreed upon in writing from time to time by the parties hereto for use by Syntex and its Affiliates in connection with the promotion, marketing and sale of the Agreement Product under this Agreement.

         2. APPOINTMENT OF EXCLUSIVE DISTRIBUTOR; INITIAL PAYMENT; NO ADDITIONAL PAYMENTS; BEST EFFORTS OF SYNTEX.

         2.1. Appointment. Subject to the terms and conditions hereinafter set forth, Biomatrix hereby appoints Syntex as its exclusive distributor for the promotion, marketing, sale and distribution within the Territory of the Agreement Product supplied by Biomatrix to Syntex pursuant to this Agreement. Except as specifically provided to the contrary herein, the foregoing appointment shall not be construed (a) to effect any sale of proprietary Biomatrix technology, (b) to grant any license relating to Biomatrix's proprietary methods of formulating, fabricating and manufacturing the Agreement Product, or
(c) to grant Syntex any rights in or to any Biomatrix proprietary technology by implication, estoppel or otherwise. During the term of this Agreement Syntex shall neither seek customers for the Agreement Product outside the Territory nor establish any branch or maintain any distribution facilities (other than the central distribution facility referred to in Section 9.13 below) outside the Territory for the promotion, marketing, sale or distribution of the Agreement Product, except that Syntex shall be permitted to distribute the Agreement Product from Sweden and in Swedish packaging to Denmark and Iceland on a "patient-name" basis pursuant to a physician's request and in accordance with all applicable laws and regulations, but only until such time as Biomatrix has entered into an agreement or agreements relating to the distribution of the Agreement Product in Denmark and Iceland.


        2.2.    Initial Payments.  Biomatrix acknowledges receipt from Syntex of

                                       *



        2.3.    Payments.  Biomatrix and Syntex acknowledge and agree that


                                                                        *
                 , and (ii) all payments previously paid by Syntex to Biomatrix pursuant to either or both of the Prior Agreements shall be non-refundable.

        2.4. Best Efforts of Syntex. Syntex hereby accepts the appointment as exclusive distributor for the promotion, marketing, sale and distribution within the Territory of the Agreement Product and hereby agrees to use its best efforts at all times during the term hereof to promote, market, sell and distribute the Agreement Product in the Territory. Syntex's "best efforts" in this Section 2.4 shall mean

                                       *



* Confidential portions have been omitted and filed separately with the Commission.

         3.  TERM AND TERMINATION.

         3.1. Effective Date. This Agreement shall take effect as of the Effective Date.

         3.2. Term. Unless this Agreement is sooner terminated in accordance with the provisions of this Agreement, with respect to each country in the Territory the term (the "Initial Term") of the appointment hereunder shall be


                                       *

if as of the date of expiration of such Initial Term Syntex is not in breach of any of its obligations under this Agreement such that Biomatrix would be entitled to terminate this Agreement with respect to such country, including without limitation (i) Syntex's minimum purchase obligations under Section 9.12 below and (ii) Syntex's best efforts obligations under Section 2.4 above. Thereafter, this Agreement shall be


                                       *



         3.3.  Inventory.

         (a)     Upon termination of this Agreement for any reason other than
(i) termination pursuant to Section 3.5 hereof resulting from a breach by Syntex of its obligations under this Agreement and (ii) termination resulting from Syntex's failure to renew the Agreement following the expiration of the Initial Term,
                                       *

                          Notwithstanding the preceding sentence, upon
termination of this Agreement for any reason, Biomatrix shall have the right (but not, except as specifically provided above, the obligation) to repurchase all or part of the inventory of the Agreement

* Confidential portions have been omitted and filed separately with the Commission.

Product held by Syntex or its Affiliates.

         (b)     The price for inventory to be repurchased by Biomatrix
pursuant to Section 3.3 (a) above shall be                      * With respect
to any quantities not repurchased by Biomatrix, Syntex and its Affiliates shall have the right to sell such inventory of the Agreement Product, in their usual
and customary manner, in the ordinary course of business, for a period of     *
following termination of this Agreement and notwithstanding such termination the terms and conditions of this Agreement shall apply to such sales.

         3.4. Insolvency. This Agreement may be immediately terminated by either party, upon giving written notice to the other party, in the event that the other party is declared insolvent or bankrupt by a court of competent jurisdiction or shall be the subject of any reorganization (other than a corporate reorganization effected in the ordinary course of business and not arising out of any insolvency) or winding up, receivership or dissolution, bankruptcy or liquidation proceeding, or any proceeding similar to one or more of the above, in which case termination shall be effective upon such written notice.

         3.5. Breach. This Agreement may be terminated by either party if the other party shall breach any of its payment obligations hereunder or shall commit a material breach of any of its warranties, covenants, conditions, obligations or agreements contained herein, provided that in the case of a payment breach such breach shall continue for a period of thirty (30) days after written notice thereof and in the case of any other breach such breach shall continue for a period of sixty (60) days after written notice thereof and provided further that such termination shall be immediately effective upon further written notice to that effect to the breaching party after its failure to cure such breach within such applicable notice period.

         3.6. Certain Rights Upon Termination. Upon termination of this Agreement, for any reason whatsoever:

         (a) Biomatrix shall have the unrestricted right to review, access, use and permit others to review, access and use, either directly or by cross-reference or incorporation or otherwise, all information, data, investigations, preclinical and clinical protocols (including without limitation, information relating to laboratory, animal and human studies), and related regulatory approvals pertaining to the Agreement Product (the "Information") which are

* Confidential portions have been omitted and filed separately with the Commission.

possessed or controlled by Syntex or any of its Affiliates, or to which Syntex or any of its Affiliates has a right to review, access or use (to the extent that Syntex is not prevented by law or contract from doing so, provided that Syntex shall endeavour in good faith to avoid being bound by any contract which would limit Biomatrix's rights under this Section 3.6(a)) for the purpose of manufacturing, developing, marketing, promoting, licensing, selling and/or otherwise advancing any Biomatrix product (whether as manufacturer, inventor, developer, promoter, distributor or otherwise); except that Confidential Information (as defined in Section 10.4) relating to a Syntex product other than the Agreement Product shall be subject to the provisions of Section 10.4 and Biomatrix shall not use or permit others to use any such Information to the extent that it relates to a Syntex product other than the Agreement Product without the prior written consent of Syntex, such consent not to be unreasonably withheld. Syntex unconditionally agrees promptly to take any action and to execute and deliver to Biomatrix any documents or instruments reasonably requested by Biomatrix to permit Biomatrix to make full use of such unrestricted right. Further, Biomatrix shall have exclusive ownership rights to the Trademarks and to all other product specific logos, slogans and other intangibles relating to the Agreement Product (including all registrations relating thereto) possessed or controlled by Syntex or any of its Affiliates, and Syntex unconditionally agrees, subject to the provisions of Section 3.3(b),
(i) immediately to cease using the Trademarks and any such logos, slogans, and marketing rights of Biomatrix or any colorable imitations thereof and (ii) immediately to execute and deliver to Biomatrix any documents or instruments reasonably requested by Biomatrix to give full effect to the provisions of this
Section 3.6. In addition, Syntex unconditionally agrees, subject to the provisions of Section 3.3(b), that it shall, upon the request of Biomatrix, immediately inform all relevant regulatory authorities that Syntex is no longer a distributor of the Agreement Product and shall take all action and execute and deliver all documents and instruments necessary in order to transfer all registrations and regulatory approvals for the Agreement Product in favour of Biomatrix or any Person nominated by Biomatrix. For the avoidance of doubt, Syntex's unconditional obligations under this Section 3.6(a) shall not otherwise adversely affect its rights or remedies against Biomatrix arising out of a breach by Biomatrix of its obligations under this Agreement, including without limitation a wrongful termination of this Agreement by Biomatrix.

         (b) Biomatrix hereby acknowledges that Syntex shall not be responsible for any use by Biomatrix or any other Person whose use has been permitted by Biomatrix of any Information provided to Biomatrix by Syntex pursuant to Section 3.6(a).

         (c) Except to the extent that any Information falls within the categories described in clause (a) or (b) of Section 10.4, Syntex shall not use or permit others to use any Information to the extent that it relates to the Agreement Product without the prior written consent of

Biomatrix, such consent not to be unreasonably withheld.

         3.7.    Effect of Termination.

         (a) Upon termination of this Agreement for any reason, Syntex shall immediately discontinue making any representations regarding its status as a distributor for Biomatrix and shall immediately cease conducting any activities with respect to the marketing, promotion, sale or distribution of the Agreement Product; provided, however, that Syntex shall be permitted to sell inventory not repurchased by Biomatrix in accordance with Section 3.3 hereof.

         (b) Termination of this Agreement shall not affect obligations of either party that may have accrued prior to the effective date of termination. Termination of this Agreement shall be in addition to, and shall not be exclusive of or prejudicial to, any other grounds for termination or rights or remedies at law or in equity which either party may have on account of any default of the other party.

         3.8. Waiver. Each of Biomatrix and Syntex hereby waives, to the extent it is able to do so under the law of every country in the Territory and other applicable law, any statutory rights it may have or acquire in respect of the termination of the relationship established hereby pursuant to the terms hereof, and agrees that the rights available to it hereunder in the event of such termination are adequate and reflect the agreement of the parties.
Neither Syntex nor Biomatrix shall have any right to claim any indemnity for goodwill or lost profits or any damages arising from the rightful termination of this Agreement in accordance with the terms hereof.

         3.9.
                                       *



         4. PAYMENTS. All payments hereunder shall be made in Dollars. Payments to Biomatrix shall be wired to an account designated by Biomatrix at Bank of New York or another financial institution designated by Biomatrix upon the date when due and the costs of any such remittance shall be borne by Syntex. Payments (if any) to Syntex shall be wired to a bank

* Confidential portions have been omitted and filed separately with the Commission.

account designated by Syntex upon the date when due and the costs of any such remittance shall be borne by Biomatrix.

         5. WITHHOLDING. All payments to be made by Syntex under this Agreement shall be made in full, free and clear of and without any deduction of or withholding for or on account of any taxes levied in any country of the Territory or elsewhere. If Syntex shall be required by law to make any deduction or withholding from any payment to Biomatrix then:

         (a) Syntex shall ensure that such deduction or withholding does not exceed the minimum legal liability therefor and shall forthwith pay to Biomatrix such additional amount as will result in the receipt by Biomatrix of the full amount which would otherwise have been received hereunder had no such deduction or withholding been made and shall remit the amount of such tax to the appropriate taxation authority;

         (b)     not later than   *        after each deduction or withholding
of any taxes, Syntex shall forward to Biomatrix such documentary evidence as may be required by Biomatrix in respect of the deduction, withholding or payment; and

         (c) if and whenever Biomatrix determines in its discretion that it has finally obtained a credit for any deduction or withholding as aforesaid against its own liability for tax by setting the whole or part thereof against payments made by it under deduction of tax, Biomatrix shall notify Syntex, and shall simultaneously pay to Syntex, an amount such that Biomatrix retains, taking into account the original payment from Syntex and the tax credit, such amount as it should originally have received from Syntex but for the withholding or other deduction.

         6. COMPETING PRODUCTS. In recognition of the rights granted by Biomatrix to Syntex and the other obligations of Biomatrix hereunder, Syntex agrees that Syntex shall not (alone or with others) and it shall ensure that its Affiliates shall not (alone or with others)
                          *
manufacture, sell, market, distribute or promote a Competing
Product in the Territory.  "Competing Product" shall mean
                                                                        *
         . Syntex acknowledges and agrees that, in the event of a breach or threatened breach by Syntex of its obligations under this Section 6, Biomatrix will have no adequate remedy at law, and accordingly, shall be entitled to injunctive or other appropriate equitable remedies against such breach or threatened breach in addition to any other

* Confidential portions have been omitted and filed separately with the Commission.

remedies which Biomatrix may have.

         7. IMPROVEMENTS. Biomatrix shall promptly communicate to Syntex any Improvements to the Agreement Product that Biomatrix or any of its Affiliates may acquire, discover, invent, originate, make or conceive. Such communication shall include any relevant technical and clinical information relating thereto (in reasonable detail) which is available to Biomatrix.

         8.  TRADEMARKS; AGREEMENT PRODUCT MARKING; PROMOTIONAL INFORMATION.

         8.1. Trademarks. Subject to the provisions of Section 3.6 hereof and except as otherwise provided in Section 9.1 hereof, Syntex and its Affiliates shall have the exclusive right to use the Trademark in the Territory during the term of this Agreement. Syntex warrants that, except as otherwise provided in Section 2.1 above, it shall not use any of the Trademarks at any time outside the Territory or use any of the Trademarks for any products other than the Agreement Product within the Territory.

         8.2. Registered User and Recorded Licensee. To the extent necessary under the laws of any country in the Territory to enable Syntex to exercise its exclusive rights hereunder, Biomatrix shall enter into appropriate registered user agreements with Syntex or its designated Affiliates in the Territory, for the duration of this Agreement, such that Syntex and its Affiliates have the exclusive use of the Trademarks as provided in this Agreement. In addition, to the extent required by the laws or regulations of any country in the Territory, Biomatrix shall submit applications to the appropriate authorities to have Syntex or its designated Affiliates recorded on the relevant registries as the exclusive licensee of the Trademarks for the Territory, provided that (i) Syntex shall bear all of Biomatrix's direct out-of- pocket expenses in connection therewith and (ii) Syntex shall, at its own cost and expense, prepare or cause to be prepared the necessary documentation relating thereto, such documentation to be in form and substance satisfactory to Biomatrix, and shall cooperate to the fullest extent necessary in connection with such applications and registrations.

         8.3. Termination of Registered User Status. Upon termination of this Agreement, the right of Syntex and its Affiliates to use the Trademarks in the Territory will revert to Biomatrix, and Syntex unconditionally agrees promptly to take all necessary action and execute and deliver to Biomatrix all necessary documents and instruments to remove Syntex as a registered user and/or a recorded licensee of the Trademarks. For the avoidance of doubt, Syntex's unconditional obligations under this Section 8.3 shall not otherwise adversely affect its rights or remedies arising out of a breach by Biomatrix of its obligations under this Agreement, including without limitation a wrongful termination of this Agreement by Biomatrix.

         8.4. Registration of Trademarks. Biomatrix shall, at its cost and expense, file in the Territory and use its best efforts to obtain and thereafter maintain the registration of the Trademarks in the Territory.
*
                                        Biomatrix shall keep Syntex advised of
the status of such trademark rights. If any Trademark cannot be used in any country in the Territory, for whatever reason, the parties shall attempt in good faith to agree on a new trademark to which the provisions of this Agreement shall apply.

         8.5. Notice. Each party hereto agrees promptly to notify the other in writing of any infringements or imitations of the Trademarks by third parties which may come to its attention.

         8.6. Labelling and Promotional Materials. All labelling, packaging and promotional material for the Agreement Product sold by Syntex and its Affiliates hereunder shall have a typical Syntex label design developed by Syntex. Syntex shall provide Biomatrix with labelling masters, instructions and specifications, including product information accompanying the Agreement Product and printed information on containers. All such labelling, packaging and promotional material shall be consistent with the relevant Product License Approvals and shall also be reviewed by Biomatrix prior to its use and the substance thereof shall be reasonably acceptable to it, Biomatrix's acceptance
of or objection to such material to be communicated to Syntex within      *
of Biomatrix's receipt thereof; provided that no such communication by
Biomatrix within such     *        period shall be deemed to be Biomatrix's
acceptance of such material. Biomatrix shall make no changes to such labelling except as otherwise agreed to in writing by Syntex.

         8.7. Legend. Subject to applicable laws and regulations in the Territory, all relevant packaging and promotional material for the Agreement Product used or sold by Syntex shall contain (i) all applicable markings needed to keep the Trademarks enforceable throughout the Territory as specified in writing by Biomatrix to Syntex and (ii) a legend which shall be displayed in a reasonably conspicuous manner on all packaging of such Agreement Product indicating that such product has been developed by Biomatrix, Inc., 65 Railroad Avenue, Ridgefield, New Jersey 07657, United States of America and manufactured by Biomatrix Medical Canada Inc., 275 Labrosse Avenue, Pointe-Claire, Quebec, Canada H9R 1A3, or such other Affiliate of Biomatrix, Inc. which manufactures the Agreement Product.

* Confidential portions have been omitted and filed separately with the Commission.

         8.8.    Promotional Support.

         (a)     Biomatrix shall provide Syntex with promotional support by
* Biomatrix and Syntex shall each provide to one another on an ongoing basis and without charge (to the extent not prevented by law or contract from doing so) all medical information relating to the Agreement Product (including summary data from studies, clinical trials and the like as well as information regarding adverse events associated with the use of the Agreement Product), the proceedings of all symposia on the Agreement Product and all promotional information that is available to Syntex or Biomatrix or any of their Affiliates anywhere in the world relating to the Agreement Product.
In addition, Biomatrix and Syntex shall each provide the other with access to (to the extent that the disclosing party is not prevented by law or contract from doing so) such primary data and information in its possession as the other may reasonably request regarding the results of the studies contained in such summary data referred to above.

        (b) Subject to applicable laws and regulations in the Territory, Syntex shall ensure that all trade literature, publications and promotional materials relating to the Agreement Product produced by or on behalf of Syntex or any of its Affiliates shall specify the concept of viscosupplementation and that such concept has been conceived and introduced by Biomatrix. Biomatrix hereby represents and warrants to Syntex that the concept of viscosupplementation was conceived and introduced by scientists who are principals of Biomatrix.

         8.9.    Adverse Events.

         Each party hereto shall keep the other informed of all reports of serious adverse events which come to its attention with regard to the use of the Agreement Product ("AEs"), regardless of the origin of such report. In addition, each party hereto shall inform the other, on a quarterly basis, of all reports of AEs which are not serious. The term "reports" shall include, without limitation, publications in journals or in other media and any other communications coming to the attention of such party as a result of (i) a clinical trial of the Agreement Product conducted by or on behalf of Syntex or Biomatrix or any of their Affiliates and/or (ii) the marketing of the Agreement Product anywhere in the world and/or (iii) the marketing of other hylan products anywhere in the world. Reports of serious AEs received by either party shall be forwarded to the other party without delay, and in the case of serious AEs arising out of the activities referred to in (i) or (ii) of this
Section 8.9 not later than        *         after such report was received.
Each party shall have the right to request,

* Confidential portions have been omitted and filed separately with the Commission.

to the extent that such request is reasonable in the circumstances, professional evaluation and further information, if available, on any AEs reported. All such reports and further information shall be transmitted and receipt confirmed by telefax as follows:

In the case of Biomatrix, to:


                                  Biomatrix, Inc.
                                  65 Railroad Avenue
                                  Ridgefield, N.J. 07657 U.S.A.
                 Attention:       Head of Clinical and Regulatory Department
                 Telephone:       (201) 945 9550
                 Telefax:         (201) 945 0363

In the case of Syntex to:

                                  Roche A.B.
                                  Lilehomsstranden 5
                                  P.O. Box 47327
                                  10074 Stockholm
                                  Sweden
                 Attention:       Head of Registration Department
                 Telephone:       (8) 726 1200
                 Telefax:         (8) 744 0681

and to:
                                  Roche Products (Proprietary) Limited
                                  P.O. Box 4589
                                  Johannesburg 2000
                                  South Africa
                 Attention:       Head of Registration Department
                 Telephone:       (11) 974 5335
                 Telefax:         (11) 392 2338

with a copy to:

                                  F. Hoffman-La Roche Ltd.
                                  Grenzacherstr. 124
                                  4070 Basel
                                  Switzerland
                 Attention:       Head of Pharma Drug Safety (PDS)
                 Telefax:         (4161) 688 9391


Each party may change, by written notice to the other party, the address to which such reports and other information should be sent.

         8.10.   Recalls of the Agreement Product.

         (a) If either party in good faith determines that a recall of the Agreement Product in any country in the Territory is warranted, such party shall immediately notify the other party in writing and shall advise such other party of the reasons underlying its determination that a recall is warranted. The parties shall consult with each other as to any action to be taken in regard to such a recall, but in any event if after consultations either party in good faith still believes that such a recall should be undertaken, the parties shall cooperate in carrying out such recall.

         (b) Except as otherwise provided in (c) below, in the event of a recall of the Agreement Product, Biomatrix shall correct any deficiency relating to its manufacturing, packaging, testing, labelling, storing or handling of the Agreement Product, if applicable, and shall at its cost replace the Agreement Product recalled.

         (c)

                                       *


         9.      SUPPLY OF PRODUCT.

         9.1 General. Biomatrix agrees to sell the Agreement Product to Syntex, on the terms and subject to the conditions set forth herein, on an exclusive basis for resale by Syntex and its designated Affiliates within the Territory, and Syntex shall obtain the Agreement Product for resale in the Territory only from Biomatrix. The term "exclusive" shall mean that, to the extent permitted by applicable law (including without limitation EU competition law), Biomatrix shall not sell the Agreement Product itself or supply or license the manufacture of the Agreement Product to any third party for resale within the Territory.

         9.2     Price and Quantity.

         (a) The "Formula Price" per unit of the Agreement Product shall be determined for each country as follows:

* Confidential portions have been omitted and filed separately with the Commission.

         Agreement Year                                     Formula Price





                                       *





provided that (i) when the Net Revenues,                    *
from the sale of all units of the Agreement Product by Syntex or any of its Affiliates to non-affiliated third party purchasers in Sweden exceed
*                                  in any Agreement Year for such country, or
(ii) when the Net Revenues,                                       *
from the sale of all units of the Agreement Product by Syntex or any of its Affiliates to non-affiliated third party purchasers in South Africa exceed
*in any Agreement Year in such country, then in calculating the Formula Price the relevant percentage of Net Revenues in respect of that portion of the sales of the Agreement Product over and above the

* Confidential portions have been omitted and filed separately with the Commission.

relevant threshold set forth above for such country for such Agreement Year
shall be          *       .

         (b) With respect to each country in the Territory the price to be paid by Syntex to Biomatrix for each unit of the Agreement Product shall be the greater of (i) the Minimum Price in such country or (ii) the Formula Price in such country.

         (c)     Not less than    *  prior to the first Contract Quarter (as
hereinafter defined) and not less than             *        prior to each
Contract Quarter thereafter the parties shall calculate and agree on an estimated Formula Price per unit for the Agreement Product in each country in the Territory; provided that the estimated Formula Price for any country shall not under any circumstances be less than the Minimum Price for such country. Such estimated Formula Price shall be the price payable by Syntex to Biomatrix for the Agreement Product during such Contract Quarter (subject to the adjustments contemplated by Section 9.2(d) below). Such estimated prices shall be based on the parties' best estimates of Syntex's prices for the Agreement Product to non-Affiliated third parties in such country. If the parties cannot agree upon an estimated Formula Price per unit to be charged by Biomatrix to Syntex for the first Contract Quarter, then the estimated Formula Price to be
charged by Biomatrix to Syntex shall be                 *        .  If with
respect to any country the parties cannot agree upon an estimated Formula Price per unit to be charged by Biomatrix to Syntex during any Contract Quarter other than the first Contract Quarter, then the estimated Formula Price to be charged
by Biomatrix to Syntex shall be                     *                .
"Contract Quarter" shall mean the three (3) month period commencing with Syntex's first commercial sale of the Agreement Product in any country in the Territory and ending on the last day of the third complete calendar month thereafter and each three (3) month period thereafter throughout the term of this Agreement.

         (d)     Within   *        after the close of each Contract Quarter the
actual Formula Price for the Agreement Product in each country of the Territory shall be calculated in accordance with Section 9.2(a) above and an adjustment resulting from


                                       *


* Confidential portions have been omitted and filed separately with the Commission.

                                      *
         (e) Except as otherwise provided in Section 9.2(d) above, all payments by Syntex to Biomatrix hereunder shall be made within * of the invoice date relating thereto. Net Revenues shall be converted to Dollars using the average monthly rates of exchange for the relevant period as published in The Wall Street Journal (or, if The Wall Street Journal shall no longer publish such exchange rates, as determined by a method that is mutually agreed upon in writing by the parties).

         (f)     Within   *        following the end of each Contract Quarter,
Syntex shall submit to Biomatrix written reports detailing Syntex's and its Affiliates' sales of the Agreement Product during the immediately preceding Contract Quarter, which reports shall contain the Net Revenues of the Agreement Product in the Territory from sales to non-Affiliated thirty party purchasers during the applicable quarter (including a country by country breakdown), and the aggregate number of units of the Agreement Product sold in each country during the applicable quarter.

         (g)                               *

         (h) Syntex shall not be obligated to pay for any shipment (or partial shipment) of the Agreement Product which does not conform to the Agreement Product Specifications as determined by using the Agreement Product Quality Control Procedures pursuant to Section 9.16(a) below. If Syntex notifies Biomatrix that the Agreement Product does not conform to the Agreement Product Specifications, then payment for such shipment shall be delayed until resolution of the discrepancy by consultation between the parties or, if necessary, an independent determination by a laboratory as to the conformity of such shipment to the Agreement Product Specifications in accordance with
Section 9.16(a) below. Any units of the Agreement Product that are determined by such laboratory not to conform to the Agreement Product Specifications shall be returned to Biomatrix in accordance with Section 9.16(a) and Biomatrix shall bear the costs and expenses incurred with respect to such units of the Agreement Product as a result of such laboratory testing. If any units of the Agreement Product are determined by such laboratory to conform to the Agreement Product Specifications, then Syntex shall immediately (i) make full payment to Biomatrix for such Agreement Product, together with interest on such amount calculated in accordance with Section 23 hereof from the original payment date until the date upon which Biomatrix actually receives payment and (ii) pay all costs and expenses incurred

* Confidential portions have been omitted and filed separately with the Commission.

with respect to such units of the Agreement Product as a result of such laboratory testing.

         (i) Biomatrix and its Affiliates shall sell to Syntex such quantities of the Agreement Product as Syntex may, pursuant to the provisions hereof, order from time to time (provided that Biomatrix and its Affiliates shall have no obligation to supply Syntex with quantities of the Agreement
Product in excess of                    *                 in the then current
estimates by Syntex for the relevant quarter under Section 9.12(a) hereof) and Biomatrix shall use its best efforts to supply the Agreement Product in line
with Syntex's requirements.                                               *
Except for delays resulting from a force majeure pursuant to Section 22 hereof, the purchase price for any shipment of the Agreement Product shall be
* if such shipment is delivered to Syntex       *        late and by
*

         (j)     (A)      If Biomatrix is unable to supply the Agreement
Product ordered by Syntex in a timely manner, or if the Agreement Product consistently fails to comply with the Agreement Product Specifications or if the regulatory authorities in the Territory prevent importation of the Agreement Product in the Territory because Biomatrix has failed to manufacture the Agreement Product in accordance with applicable regulations, then Biomatrix shall use all commercially reasonable efforts to remedy the problem or secure an alternative source of supply within a reasonable time (which in any event
shall not be longer than         *                 after receipt of written
notice thereof from Syntex).  If Biomatrix is unable to remedy the problem or
secure an alternative source of supply within such                *
period, then Biomatrix shall consult with Syntex and the parties shall work together at Biomatrix's premises to remedy the problem. If the parties are
unable to remedy the problem after a period of              *       ,
commencing with the date upon which such consultations began, then either party may at its option terminate this Agreement with respect to each country affected thereby.

                 (B)


                                       *




* Confidential portions have been omitted and filed separately with the Commission.

                                       *





         (C)     The parties hereto agree that     *        , they shall
discuss the Minimum Price then in effect and whether, in view of then current sales volumes, forecasts, product promotion and marketing and manufacturing efficiencies, any adjustment in the Minimum Price (either upward or downward) should be made, provided that no such change shall be made unless it is agreed to in writing by each of the parties hereto.

         9.3.    Facility Visits.  Prior to Biomatrix commencing supply of the
Agreement Product to Syntex             *                , Syntex or its
representatives shall have the right, at Syntex's expense and on reasonable notice to Biomatrix, during regular business hours, to visit the facilities where the Agreement Product is manufactured, packaged, quality control tested and stored for the purposes of inspecting and auditing such facilities and the

* Confidential portions have been omitted and filed separately with the Commission.

documentation systems, operations and equipment that are used in the manufacture, packaging, quality assurance, inventory control, handling or storage of the Agreement Product (and Biomatrix shall procure such access on behalf of Syntex). Such audits shall be scheduled, whenever practicable, during the manufacture of the Agreement Product by Biomatrix or its Affiliate and such audits may include the observation of the manufacturing process by Syntex or its representatives. In connection with such inspections and audits, Syntex shall have access to the Master Files or equivalent documentation standards relating to Biomatrix's activities concerning the Agreement Product. Should Syntex, in the course of its inspections and audits, discover that Biomatrix's methods and procedures for producing the Agreement Product are not in compliance with the Agreement Product Specifications or Product License Approvals for the Agreement Product in the Territory or Good Manufacturing Practices, then Syntex shall notify Biomatrix to that effect and Biomatrix shall either (i) promptly correct, at Biomatrix's expense, such deficiencies or
(ii) promptly provide Syntex with evidence indicating that the methods and procedures for producing the Agreement Product are in compliance with the Agreement Product Specifications, the Product License Approvals and Good Manufacturing Practices.

         9.4. Regulatory Authorities. Biomatrix agrees that the regulatory authorities of the countries where the Agreement Product is marketed by Syntex or its designated Affiliates, or where applications have been made for Product License Approvals (hereinafter the "Regulatory Authorities") shall be able to inspect, during regular business hours, the facilities, documentation systems, operations and equipment as set forth in Section 9.3 above, as the same relate to the Agreement Product that is to be shipped to such countries. Biomatrix shall notify Syntex in advance, whenever feasible, of inspections by any
Regulatory Authority.                 *       Biomatrix shall provide to Syntex
a written summary of the inspection as it pertains to the Agreement Product, together with a copy of the actual report (if any) relating thereto as provided to Biomatrix by such Regulatory Authority. Biomatrix shall notify Syntex of any Good Manufacturing Practice deficiencies affecting or relating to the Agreement Product discovered during the course of any such inspections by the Regulatory Authorities * of such deficiency being brought to Biomatrix's attention. Biomatrix shall promptly comply, at its own expense, with requests and requirements of the Regulatory Authorities relating to the Agreement Product, such that the Agreement Product supplied hereunder will be manufactured in compliance therewith.

         9.5.    Shipment Samples.                 *         prior to the
expected date of the first commercial sale of any Agreement Product in the Territory, Biomatrix and Syntex shall agree

* Confidential portions have been omitted and filed separately with the Commission.

upon a procedure for pre-shipment sampling (including without limitation the methods of analysis for such sampling, Biomatrix's monitoring rights relating thereto and the quantities of such pre-shipment samples to be sent to Syntex), which procedure shall be at Syntex's cost, except that Biomatrix shall bear its own costs in connection with exercising its monitoring rights. Unless otherwise agreed in writing by Syntex, Biomatrix shall, prior to shipment of the Agreement Product to Syntex hereunder, submit to Syntex or its nominee samples of each batch of the Agreement Product in accordance with such agreed upon procedures. Such samples shall be subject to the acceptance procedure described in 9.16 hereof and pursuant thereto Syntex or its nominee shall
notify Biomatrix whether or not to proceed with delivery of such batch   *
of its receipt of the samples relating thereto.

         9.6. Certificates of Analysis, etc. Biomatrix shall furnish to Syntex, with each shipment of the pre-shipment samples, a signed copy of the certificate of analysis, together with a compliance statement and such non-confidential manufacturing data as agreed by Biomatrix and Syntex, relating to such shipment demonstrating that the pre-shipment samples and the Agreement Product represented thereby conform in all respects to the applicable process controls specified in the relevant product licenses and to the Agreement Product Specifications, as determined in accordance with the Agreement Product Quality Control Procedures.

         9.7.    [intentionally omitted].

         9.8. Retention of Records. Biomatrix shall maintain and retain its shipment records and reserve samples for each shipment of the Agreement Product
for     *                after the expiration date for the Agreement Product or
for a period of               *        after shipment to Syntex of the
Agreement Product represented by such shipment records or such other periods as may be required by Good Manufacturing Practices, whichever is longer, and Syntex shall have the right, at its own expense, to inspect such shipment records at the facilities where such Agreement Product was manufactured during regular business hours and upon reasonable notice to Biomatrix.

         9.9. Waste Treatment. Syntex shall not be held responsible for the treatment, management and/or disposal of waste and waste- related products derived in any manner from the manufacture of the Agreement Product by Biomatrix. Under no circumstances shall Syntex be considered a generator of solid or hazardous waste with respect to the Agreement Product and Syntex shall not be responsible for the management of such solid and hazardous

* Confidential portions have been omitted and filed separately with the Commission.

wastes. Furthermore, Biomatrix agrees that Syntex shall not be responsible for the health and safety of Biomatrix's employees, agents and contractors in the manufacture of the Agreement Product.

         9.10. Compliance with Laws. Biomatrix warrants that it and its Affiliates shall manufacture the Agreement Product in accordance with Good Manufacturing Practices and shall comply in all material respects, with all applicable laws, regulations, rules, ordinances, injunctions, orders and decrees and shall maintain in effect all required governmental permits, licenses and orders (including without limitation its Master File or the equivalent thereof) and approvals regarding the Agreement Product and the use of its facilities (or the facilities of its Affiliates) to manufacture the Agreement Product.

         9.11. Manufacturing Facilities. Biomatrix warrants that to the best of its knowledge the facilities used for the manufacture and storage of the Agreement Product have not at any time prior to the Effective Date and, unless otherwise agreed in writing by Syntex, shall not at any time during the term of this Agreement be used for the storage and/or manufacture of penicillin or penicillin derivatives, cephalosporin or cephalosporin derivatives, cytotoxic or antineoplastic compounds, or any other drug which, according to Good Manufacturing Practice, it would be inappropriate to manufacture or store in the aforesaid facilities. Biomatrix shall promptly inform Syntex of any facility change which has an impact upon the manufacture, labelling, packaging, quality control testing and/or storage of the Agreement Product.

         9.12.   Product Requirements; Sales Forecasts; Minimum Quantity
           Levels.

         (a)




                                       *





* Confidential portions have been omitted and filed separately with the Commission.

         (b)     Exhibit E sets forth a forecast of sales of units of the
Agreement Product in each country within the Territory for each of the      *
with respect to such country.    *         after the expiration of the      *
for such country and             * after the expiration of each Agreement Year
thereafter the parties shall agree upon a forecast of sales of units of the
Agreement Product in such country for the                                    *
beginning with the Agreement Year following such expired Agreement Year.
Each such forecast described above is referred to herein as a "Sales Forecast". If the parties cannot agree upon any such Sales Forecast, such Sales Forecast
shall be calculated by taking the                             *
in the case of calculations for the              *                 in the case
of calculations for the               *                 in the case of
calculations for the              *                 in the case of calculations
for the               *                 in the case of calculations for the
*                .

         (c) Syntex shall be required to purchase minimum quantities of the Agreement Product in each Agreement Year for sale in each country in the
Territory, commencing               *                 applicable to such
country, equal to                              *.  If Syntex fails to purchase
the Minimum Quantity for sale in any country                * applicable to such
country,      *        applicable to such country, then Biomatrix may at its
option upon

                                    *

                          In the case of a failure to purchase the Minimum
Quantity in the third Agreement Year in any country, such prior written notice
shall be given by Biomatrix                                   *
 .      Notwithstanding the foregoing, Syntex's minimum purchase obligation under this Section 9.12(c) shall be subject to: (A) events of force majeure pursuant to Section 22 hereof, (B) a failure by Biomatrix to supply Syntex with sufficient quantities of the Agreement Product conforming to the warranties set forth in this Agreement to enable Syntex to meet its minimum purchase obligations and (C) patent and trademark infringements by Biomatrix which prevent Syntex from meeting its minimum purchase obligations.

(d)(i) In addition to the requirements in Section 9.12(c) to purchase the Minimum

* Confidential portions have been omitted and filed separately with the Commission.

Quantities described therein, Syntex shall be obligated to make the minimum purchases described in this Section 9.12(d) (the "Minimum Purchase
Requirements").  If during any Agreement Year following the                  *
for any of the countries set forth below Syntex fails to purchase at least
* of the number of units of the Agreement Product set forth opposite such country in the applicable column,

                                       *



    Country                           Minimum Units

                  A                B                 C                 D

                                       *


         For the Minimum Purchase Requirements applicable to Sweden, Column D
shall apply at all times after Syntex has purchased at least*   of Agreement
Product in Sweden in any calendar year, Column C shall apply at all times after
Syntex has purchased at least         *      but less than             *
in Sweden in any calendar year, Column B shall apply at all times after Syntex
has purchased at least         * but less than       *       in Sweden in any
calendar year and column A shall apply at all other times.

         For the Minimum Purchase Requirements applicable to South Africa, Column D shall apply at all times after Syntex has purchased at least *
    of Agreement Product in South Africa in any calendar year, Column C shall apply at all times after Syntex has purchased at least
*         but less than   *       in South Africa in any calendar year, Column
  B shall apply  at all times after Syntex has purchased at least *      but
  less than       *       in South Africa in any calendar year, and column A
  shall apply at all other times.

                 (ii)     Notwithstanding the foregoing, the provisions of
Section 9.12(d)(i) shall be

                                       *

* Confidential portions have been omitted and filed separately with the Commission.

                                       *

                 (iii) If in any of the countries in the Territory the initial Product Licence Approval is obtained on the basis of a label claim permitting hospital use only and/or a single course of treatment only or if a third party launches a Competing Product (as defined in Section 6 hereof) which has a material adverse effect upon the market for the Agreement Product in such country, then the parties hereto shall negotiate in good faith to adjust the quantities set forth in Section 9.12(d)(i) for such country.

         (e) Syntex shall maintain books of account with respect to its sale of the Agreement Product in each country within the Territory. Biomatrix shall have the right to have an independent public accountant selected and retained by Biomatrix and reasonably acceptable to Syntex to inspect and examine such books of Syntex during regular business hours and not more than twice per calendar year for the purpose of verifying the statements of the aggregate Net Revenues of the Agreement Product and determining the correctness of the Formula Prices. The cost of each such audit shall be borne by Biomatrix unless a material error is discovered in the course of such audit, in which case the cost shall be borne by Syntex. For purposes of this 9.12(e), a material error shall be defined as an understatement of five percent (5%) or more of such aggregate Net Revenues. Any additional payments required as a result of such inspection and examination shall be immediately paid to Biomatrix and shall bear interest from the date such amount would otherwise have been paid until the date of actual payment at the rate per annum set forth in Section 23 hereof. Such independent accounting firm shall conduct such inspections and examinations under conditions of confidentiality.

         9.13.   Shipment and Delivery; Packaging.

         (a) Biomatrix shall arrange for shipment to Syntex of the Agreement Product ordered by Syntex via common carrier. All shipments of Agreement Product shall, unless otherwise instructed by Syntex, be delivered to Syntex's central distribution facilities at Antwerp, Belgium or to such other central distribution facility notified to Biomatrix by Syntex in writing from time to time. All freight costs, insurance costs, customs charges and duties
arising in connection with any such shipment                *       .

         (b) Syntex shall submit a purchase order setting forth the quantities, delivery date, country for sale and shipping instructions with respect to each shipment of the Agreement

* Confidential portions have been omitted and filed separately with the Commission.

Product, such purchase orders to be received by Biomatrix at least
* prior to the stipulated delivery date. If at any time Syntex desires to sell any units of the Agreement Product in a country in the Territory other than the country specified in the purchase order relating thereto, it shall immediately notify Biomatrix in writing thereof and Biomatrix shall issue a new invoice with respect to such units of the Agreement Product (containing appropriately revised terms including, without limitation, the purchase price) and Biomatrix and Syntex shall (at Syntex's cost) cooperate with each other to implement all necessary labelling and other changes so that such units of the Agreement Product can be sold in such other country; provided that at all times Syntex shall continue to bear the risk of loss of, or damage to, all such units of the Agreement Product.

         9.14. Title. Legal title to all quantities of the Agreement Product sold hereunder shall remain in Biomatrix until the agreed price therefor has been paid in full, and upon such payment the title to such Agreement Product shall, without further action, be transferred to and vested in Syntex.

         9.15. Risk of Loss. Biomatrix shall bear all risk of loss of, or damage to, all units of the Agreement Product to the extent the same is in its possession or the possession of its Affiliates, nominees or agents. Syntex shall bear all risk of loss of, or damage to, all units of the Agreement Product after delivery to a common carrier for shipment to Syntex in accordance with Section 9.13.

         9.16.   Acceptance.

         (a)     Should Syntex notify Biomatrix within      *    of the receipt
of any shipment of the Agreement Product, that the Agreement Product does not conform to the Agreement Product Specifications therefor, Biomatrix and Syntex agree to consult with each other in order to resolve the discrepancy between each other's determinations. If such consultation does not resolve the discrepancy, the parties agree to nominate an independent reputable laboratory, acceptable to both parties (the "Laboratory"), that shall carry out the tests on representative samples taken from such shipment using the Agreement Product Quality Control Procedures, and the results of such tests shall be binding on the parties for the purposes hereof. The costs of such tests shall be borne in accordance with Section 9.2(h). Upon request by Syntex, Biomatrix shall promptly send a new shipment of the Agreement Product to Syntex (of similar quantity as the batch of the Agreement Product being analysed

* Confidential portions have been omitted and filed separately with the Commission.

pursuant to this Section 9.16(a), and at the selling price and on such other terms and conditions as set forth herein) so as to enable Syntex to continue to supply the Agreement Product to its customers; provided that if the Biomatrix test results are upheld by the Laboratory, Syntex shall be obligated to accept the shipment of the Agreement Product which was the subject of such tests at the selling price and on such other terms and conditions as set forth herein. Any non-conforming shipment shall be returned, at Biomatrix's expense, by Syntex to Biomatrix in accordance with Biomatrix's instructions, accompanied by a reasonable detailed statement of the claimed defect or non-conformity and proof of date of purchase.

         (b) Prior to the initial commercial sale of the Agreement Product all initial master copies of batch documentation and test methods for the Agreement Product, to the extent they are not included in the Agreement Product Quality Control Procedures, shall be agreed upon in writing by Biomatrix and Syntex in accordance with Product License Approvals in order to establish a baseline for future changes by Biomatrix. Biomatrix shall not make any changes to any facilities, manufacturing processes, batch documentation or test methods which impact upon the Agreement Product without written notification to Syntex reasonably in advance of such changes. Biomatrix shall demonstrate to Syntex that the changes are being made in accordance with all applicable laws and regulations. Syntex shall acknowledge any such changes in writing and shall fully cooperate with Biomatrix and use all commercially reasonable efforts in order to obtain or assist in obtaining (as the case may be) the approval and agreement (if needed) of all relevant regulatory authorities in the Territory for all such changes. Subject to the notification and consultation described above, Biomatrix shall determine the strategy, implementation and regulatory process (with the full cooperation of Syntex) relating to such changes.

         9.17. Purchase Orders. The provisions of this Agreement shall prevail over any inconsistent statement or provisions contained in any document related to this Agreement passing between the parties hereto including, but not limited to, any purchase order, acknowledgement, confirmation or notice.

         9.18    Limited Warranty; Limitation on Liability.

         Biomatrix represents and warrants that the Agreement Product supplied to Syntex hereunder shall:

         (a)     conform to the Agreement Product Specifications;

         (b) with respect to any particular country in the Territory, have a minimum shelf life at
         the time of shipment by Biomatrix of   *   of the approved shelf life
         as indicated in the Product License Approval for such country; provided
         that such approved shelf life is at least         *        and subject
         to the Agreement Product being kept at all times within the temperature range specified by Biomatrix in the Agreement Product label; and

         (c) be manufactured, labelled, packaged, tested and stored (while in the possession or control of Biomatrix) in accordance with then-current Good Manufacturing Practices, all applicable Product License Approvals therefor and all applicable laws and regulations in the Territory relating to the manufacture, labelling, packaging, testing, and storage of the Agreement Product.

         THE FOREGOING WARRANTY IS THE SOLE AND EXCLUSIVE WARRANTY GIVEN BY BIOMATRIX WITH RESPECT TO THE AGREEMENT PRODUCT, AND BIOMATRIX GIVES AND MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, OTHER THAN THE FOREGOING. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, NO IMPLIED WARRANTY OF MERCHANTABILITY, NO IMPLIED WARRANTY OF FITNESS FOR ANY PARTICULAR PURPOSE, AND NO IMPLIED WARRANTY ARISING BY USAGE OF TRADE, COURSE OF DEALING OR COURSE OF PERFORMANCE IS GIVEN OR MADE BY BIOMATRIX OR SHALL ARISE BY OR IN CONNECTION WITH ANY SALE OR PROVISION OF THE AGREEMENT PRODUCT BY BIOMATRIX, OR SYNTEX'S USE OR SALE OF THE AGREEMENT PRODUCT, OR BIOMATRIX'S AND/OR SYNTEX'S CONDUCT IN RELATION THERETO OR TO EACH OTHER. NO REPRESENTATIVE OF BIOMATRIX IS AUTHORIZED TO GIVE OR MAKE ANY OTHER REPRESENTATION OR WARRANTY OR TO MODIFY THE FOREGOING WARRANTY IN ANY WAY.

         The limited warranty set forth in this Section 9.18 does not apply to any non-conformity of the Agreement Product resulting from (a) repair or alteration by any party other than Biomatrix, (b) misuse, negligence, abuse, accident, mishandling or storage in an improper environment by any party other than Biomatrix, or (c) use, handling, storage or maintenance other than in accordance with instructions and recommendations provided by Biomatrix.

         Biomatrix's obligation with respect to units of the Agreement Product which do not meet the warranty contained herein is limited exclusively to replacement, or, at Biomatrix's

* Confidential portions have been omitted and filed separately with the Commission.

option, to a refund of the actual landed cost to Syntex of such units of the Agreement Product, provided that such units of the Agreement Product are returned to Biomatrix in the manner set forth in this Section 9.18, and only if, upon examination by Biomatrix, such units of the Agreement Product are determined to have been defective under the terms of this Agreement. In the event of a dispute regarding a possible defect in the Agreement Product, the parties shall resolve such dispute in accordance with the procedures set forth in Section 9.16(a).

         All such units of the Agreement Product shall be returned to Biomatrix at the address set forth in Section 25 of this Agreement, accompanied or preceded by a reasonably detailed statement of the claimed defect or non-conformity and proof of date of purchase, and packed and shipped according to instructions provided by Biomatrix. The shipping costs of any such returned units of the Agreement Product shall be borne by Biomatrix, unless such units are determined not to be defective under the terms of this Agreement, in which case such shipping costs shall be borne by Syntex.

         BIOMATRIX'S LIABILITY, AND THE EXCLUSIVE REMEDY, IN CONNECTION WITH THE SALE OR USE OF THE AGREEMENT PRODUCT (WHETHER BASED ON CONTRACT, NEGLIGENCE, BREACH OF WARRANTY, STRICT LIABILITY OR ANY OTHER LEGAL THEORY), SHALL BE STRICTLY LIMITED TO BIOMATRIX'S OBLIGATIONS AS SPECIFICALLY AND EXPRESSLY PROVIDED IN THIS SECTION 9.18 AND IN SECTION 10 BELOW. EXCEPT AS SPECIFICALLY PROVIDED IN THIS SECTION 9.18 AND IN SECTION 10 BELOW, BIOMATRIX SHALL HAVE NO LIABILITY, OBLIGATION OR RESPONSIBILITY OF ANY KIND, IN ANY WAY OR TO ANY EXTENT, FOR ANY DAMAGES, LOSSES, COSTS, EXPENSES OR LIABILITIES FOR ANY REPRESENTATION OR WARRANTY OF ANY KIND WITH RESPECT TO THE AGREEMENT PRODUCT OR THE PERFORMANCE THEREOF, OR ARISING IN ANY WAY IN CONNECTION WITH THE PURCHASE OR USE OR INABILITY TO USE THE AGREEMENT PRODUCT, EVEN IF BIOMATRIX HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. IN NO EVENT WHATSOEVER SHALL BIOMATRIX HAVE ANY LIABILITY, OBLIGATION OR RESPONSIBILITY FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR EXEMPLARY DAMAGES ARISING IN ANY WAY IN CONNECTION WITH THE AGREEMENT PRODUCT OR ITS SALE OR USE.

         9.19.   Next Generation Products.  During the term hereof,





                                       *





* Confidential portions have been omitted and filed separately with the Commission.

                                       *

         10.     INDEMNIFICATION

         10.1.   Indemnification from Biomatrix.  Subject to the provisions of
Section 10.3, Biomatrix shall defend, indemnify and hold Syntex and its Affiliates and their respective directors, officers, agents and employees harmless from and against any and all liabilities, claims, damages and expenses (including without limitation actual court costs and reasonable attorneys' fees regardless of outcome) resulting from:





                                       *





provided, however, that upon Syntex being advised of any assertions of any third party claims or suits or upon the bringing or filing of such claims or suits by any third party against Syntex, Syntex will promptly notify Biomatrix thereof and, at Biomatrix's cost, permit Biomatrix's attorneys to handle and control the defence of such claims or suits and will co-operate with Biomatrix in the defence thereof. The parties agree that there shall be no settlements, whether agreed to in court or out of court, without the prior written consent of the indemnifying party.

         10.2.   Indemnification from Syntex.  Subject to the provisions of
Section 10.3, Syntex shall defend, indemnify and hold Biomatrix and its Affiliates and their respective directors, officers, agents and employees harmless from and against any and all liabilities, claims, damages

* Confidential portions have been omitted and filed separately with the Commission.

and expenses (including without limitation actual court costs and reasonable attorneys' fees regardless of outcome) resulting from:


         (a) any failure by Syntex to act in accordance with applicable laws and regulations in the Territory in connection with the Agreement Product; and/or


         (b) any negligence or wilful misconduct on the part of Syntex or its Affiliates in connection with the Agreement Product;


provided, however, that upon Biomatrix being advised of any assertions of any third party claims or suits or upon the bringing or filing of such claims or suits by any third party against Biomatrix, Biomatrix will promptly notify Syntex thereof and, at Syntex's cost, permit Syntex's attorneys to handle and control the defence of such claims or suits and will co-operate with Syntex in the defence thereof. The parties agree that there shall be no settlements, whether agreed to in court or out of court, without the prior written consent of the indemnifying party.

         10.3. LIMITATION ON LIABILITY. NOTWITHSTANDING ANY PROVISION TO THE CONTRARY IN SECTIONS 10.1 AND 10.2 ABOVE, OR ANY OTHER PROVISION OF THIS AGREEMENT, IN NO EVENT (INCLUDING THE FAULT, NEGLIGENCE OR STRICT LIABILITY OF EITHER PARTY) SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR EXEMPLARY DAMAGES OTHER THAN TO THE EXTENT NECESSARY TO REIMBURSE SUCH OTHER PARTY FOR DAMAGES ACTUALLY PAID TO A NON-AFFILIATED THIRD PARTY, PROVIDED THAT SUCH DAMAGES ARE OTHERWISE COVERED BY THE PROVISIONS OF SECTION 10.1 OR SECTION 10.2, AS THE CASE MAY BE.

         10.4. Confidential Information. All information acquired by either party (the "Recipient") from the other party or any of its Affiliates (the "Discloser") during the term of this Agreement or prior to the Effective Date, relating directly or indirectly to the present or potential business, operations, corporate, technical or financial situation of the Discloser, or to manufacturing know-how, patents, data, test results, techniques, processes, procedures, raw materials, dealer, supplier and customer lists, pre-clinical and clinical protocols or any improvements thereof of the Discloser ("Confidential Information") is confidential, and shall be held in trust by the Recipient for the exclusive benefit of the Discloser. Unless otherwise agreed to in writing by the Discloser, the Recipient shall not at any time, either during or subsequent to the term of this Agreement, use for itself (other than in accordance with the terms of this

Agreement) or any other Person, or disclose or divulge to any Person, other than to those of its employees and advisors and Affiliates who require the same for the purposes hereof and who are bound by the same obligations of confidentiality, non-disclosure and non-use as set forth herein, any Confidential Information or any other confidential or proprietary information of the Discloser of which the Recipient may acquire knowledge; provided, however, that the confidentiality, non-disclosure and non-use provisions contained in this Section 10.4 shall not apply to any information or data to the extent that the Recipient:

         (a) shall demonstrate by written evidence that such information or data is known generally to persons in the trade through no act or omission of the Recipient or any of its Affiliates;

         (b) is required by any government authority to disclose such information or data, including without limitation for the purposes of obtaining and maintaining any Product License Approvals under this Agreement; or

         (c) shall demonstrate by its written records was disclosed to or created by it or its Affiliates on a non-confidential basis from a source other than the Discloser or its Affiliates and that such disclosure or creation did not constitute a breach of any applicable confidentiality obligations.

Confidential Information shall be immediately returned to the Discloser upon termination of this Agreement, along with any copies, reproductions, digests, abstracts or the like of all or any part thereof in the Recipient's possession or under the Recipient's control, and upon such return any computer entries or the like relating thereto shall, to the extent legally permissible, be destroyed; provided, however, that the legal department of Syntex shall be entitled to retain in its files a reasonably detailed schedule of all such returned and/or destroyed Confidential Information. Such return (and destruction) will not affect the Recipient's obligations hereunder which shall survive indefinitely. Notwithstanding anything herein to the contrary, the provisions of this Section 10.4 shall be subject to Biomatrix's rights under
Section 3.6.

         10.5. Prior Confidentiality Agreement. Notwithstanding the written Confidentiality Agreement between the parties dated 3 December 1992, all information disclosed by Biomatrix to Syntex and/or its Affiliates at any time relating to the subject matter hereof shall be governed by this Agreement.

         10.6. Public Announcement. Except as shall be necessary for governmental notification purposes or to comply with applicable laws and regulations, and except as otherwise agreed to by the parties hereto in writing, the parties agree to keep the existence of this Agreement, and the transactions contemplated hereby, strictly confidential. Neither party shall issue any initial public announcement regarding this Agreement, the First Amendment to Stock Purchase Agreement dated the date hereof between Biomatrix and Syntex or the relationship of the parties under such agreements unless and until Biomatrix and Syntex shall mutually agree in writing upon the text of such announcement. Any subsequent public announcements regarding this Agreement or the transactions contemplated herein shall also be agreed upon in writing between the parties prior to any release thereof.

         11. REPRESENTATIONS OF BIOMATRIX. Biomatrix represents, warrants and covenants as follows:

         11.1. It is a corporation duly organized and validly existing under the laws of the State of Delaware with the full power to conduct its affairs as currently conducted and contemplated hereunder. All necessary action has been taken to enable it to execute and deliver this Agreement and perform its obligations hereunder.

         11.2. This Agreement is a valid and binding obligation of Biomatrix enforceable in accordance with its terms. Biomatrix has the unencumbered right to enter into this Agreement and to fulfil its duties hereunder. It is not and will not become a party to any agreement in conflict herewith. Accordingly, Biomatrix has the right to appoint Syntex as the exclusive distributor of the Agreement Product in the Territory in accordance with the terms of this Agreement and such appointment will not constitute a breach of any pre-existing contractual or other arrangements between Biomatrix and any Affiliated or non-Affiliated third party, nor shall it infringe the rights of any Affiliated or non-Affiliated third party.

         11.3 No approval, consent, order, authorization or license by, giving notice to or taking any other action with respect to, any governmental or regulatory authority is required in connection with the execution and delivery of this Agreement by Biomatrix and the performance by Biomatrix of its obligations hereunder.

         12. REPRESENTATIONS OF SYNTEX. Syntex represents, warrants and covenants as follows:

         12.1. It is a corporation duly organized and validly existing under the laws of Bermuda with full power to conduct its affairs as currently conducted and contemplated hereunder. All necessary action has been taken to enable it to execute and deliver this Agreement and perform its obligations hereunder.

         12.2. This Agreement is Syntex's valid and binding obligation enforceable in accordance with its terms. Syntex has the unencumbered right to enter into this Agreement and to fulfil its obligations hereunder. It is not and will not become a party to any agreement in conflict herewith. Accordingly, Syntex has the right to act as the exclusive distributor of the Agreement Product in the Territory in accordance with the terms of this Agreement and the performance of its obligations hereunder will not constitute a breach of any pre-existing contractual or other arrangements between Syntex and any Affiliated or non-Affiliated third party, nor shall it infringe the rights of any Affiliated or non-Affiliated third party.

         12.3. No approval, consent, order, authorization or license by, giving notice to or taking any other action with respect to any governmental or regulatory authority is required in connection with the execution and delivery of this Agreement by Syntex and the performance by Syntex of its obligations hereunder.

         12.4. It is a wholly owned subsidiary of Roche Holding Ltd., Switzerland (the "Ultimate Parent Company"). Syntex hereby acknowledges that Biomatrix is relying upon the representation contained in this Section 12.4 in lieu of a guarantee by the Ultimate Parent Company, and undertakes to promptly notify Biomatrix in writing if Syntex shall cease to be a wholly-owned subsidiary of the Ultimate Parent Company, and in such circumstances further undertakes to discuss with Biomatrix in good faith the giving of appropriate assurances, guarantees and/or additional representations.


         13.  INSURANCE.


                 (a)      Biomatrix shall obtain and maintain no less than
* of product liability insurance covering third party claims arising out of the manufacture and sale of the Agreement Product pursuant hereto. Such policy shall name Syntex as an additional insured and shall be primary with respect to other insurance or self-insurance carried by or available to Syntex. Such insurance shall be issued with carriers reasonably acceptable to Syntex and in any event carrying a rating of "A" or better by Best's or a similar rating service. A certificate of insurance
evidencing such policy shall be provided to Syntex within              *   of
execution of this Agreement by Biomatrix.  A          *     notice of
cancellation or material change shall be required, with provision that any such notice of cancellation or material change

* Confidential portions have been omitted and filed separately with the Commission.

shall be notified in writing to Syntex in accordance with Section 25 below.


                (b) Syntex shall maintain, at its own expense, a comprehensive program of risk retention and excess insurance which adequately covers its obligations hereunder.


         14. INFRINGEMENT. Each of Syntex and Biomatrix will promptly notify the other party in writing of any infringement of a Patent or Trademark or unauthorized disclosure or use of any Confidential Information, of which it becomes aware in the Territory. Biomatrix shall have the exclusive right to take all legal action in the Territory it deems necessary or advisable to eliminate or minimize the consequences of such infringement of a Patent or Trademark in the Territory. For the purpose of taking any such legal action, Biomatrix shall have the right to use the name of Syntex as plaintiff, either solely or jointly in accordance with the applicable rules of procedure. Syntex shall promptly furnish Biomatrix with whatever written authority may be required in order to enable Biomatrix to use Syntex's name in connection with any such legal action, and shall otherwise cooperate fully and promptly with Biomatrix in connection with any such action, provided that Biomatrix shall promptly reimburse Syntex's direct out-of-pocket expenses incurred in connection therewith. All proceeds realized upon any judgment or settlement regarding such action (net of all direct out-of-pocket expenses relating
thereto) shall be shared                            *
                  Notwithstanding the foregoing, if Biomatrix (i) notifies Syntex in writing that it does not intend to exercise its rights to take legal action in the Territory to eliminate or minimize the consequences of an infringement of a Patent or Trademark in the Territory or (ii) fails to
commence such action         *        following either party's notification to
the other party of such infringement, then Syntex shall be entitled, at its own cost and expense, to take such legal action, and Biomatrix shall cooperate with Syntex in connection therewith to the same extent and upon the same terms as Syntex is required to cooperate with Biomatrix when Biomatrix exercises its rights under this Section 14; provided, however, that Biomatrix shall be
entitled to an amount equal to         *    of the amount (net of Syntex's
direct out-of- pocket expenses in prosecuting such action) of any judgement award or settlement payable to Syntex.


         15.  REGULATORY ACTIVITIES; CLINICAL TRIALS.


         15.1. General. Subject to Biomatrix's approval rights as set forth in Section 15.2(g), Syntex shall use its best efforts (as defined below) to obtain and maintain at its


* Confidential portions have been omitted and filed separately with the Commission.

expense all regulatory approvals required for the marketing and sale by Syntex of the Agreement Product in each country in the Territory, including all Product License Approvals and pricing and reimbursement approvals where applicable. "Best efforts" in this context shall mean

                                       *

         15.2.   Product Approvals.

         (a) All regulatory approvals required for the marketing and sale of the Agreement Product in the Territory shall be held in the name of Syntex or its designated Affiliate or, in the case of South Africa, its nominee. All Product License Approvals held by Syntex or its designated Affiliate or nominee shall be maintained by Syntex at its cost throughout the term of this Agreement.

         (b) For all phases of registration for Product License Approvals, and pricing approval where applicable, Biomatrix shall provide such information, including the results of ongoing pharmacological and preclinical studies, technical support and assistance to Syntex as may be necessary to obtain and maintain Product License Approvals for the Agreement Product.

         (c) Except to the extent necessary to give effect to the provisions of Section 3.3(b), Product License Approvals and pricing approvals relating to the Agreement Product in all countries in the Territory in the name of Syntex or any of its Affiliates or nominees shall be transferred to Biomatrix immediately upon termination of the Agreement.

         (d) If the government in any country in the Territory cancels the Product License Approval for the Agreement Product, neither party will have any liability whatsoever to the other party as a result of such cancellation.

         (e) Syntex shall, at its cost, use its best efforts to obtain all necessary pricing and reimbursement approvals required in the Territory with respect to the Agreement Product, and to obtain and maintain at all times the optimum price for the Agreement Product in all countries in the Territory. "Best efforts" in this context shall have the meaning assigned to it in Section 15.1.

         (f) During the term of this Agreement, each party shall immediately notify the other in writing in the event that such party becomes aware of any failure of the Agreement

* Confidential portions have been omitted and filed separately with the Commission.

Product to comply with any of the requirements therefor specified in the Product License Approval.

         (g) Each party shall keep the other advised of regulatory interactions, activities and correspondence and the registration status of the Agreement Product on a regular basis. Except as specifically provided to the contrary in Sections 15.1 and 15.2 (inclusive), Syntex shall not make any direct contact with any regulatory authorities with respect to the Agreement Product without the prior written consent of Biomatrix, such consent not to be unreasonably withheld or delayed. In addition, Biomatrix shall be entitled generally to oversee the strategy and content of all applications for Product License Approvals and the content of all such applications shall be subject to Biomatrix's prior written approval, such approval or disapproval to be given by
Biomatrix within             *       of its receipt thereof, such approval not
to be unreasonably withheld.

         (h) Syntex shall, at its cost and with the cooperation of Biomatrix, use its best efforts to obtain and maintain all necessary Product License Approvals for Improvements in all countries in the Territory where Product License Approvals are held by Syntex or a Syntex designated Affiliate or nominee. "Best efforts" in this context shall have the meaning assigned to it in Section 15.1.

         15.3.   Clinical Trials; Publication of Results.

         (a)     Syntex shall complete on a timely basis the             *
and shall also conduct, in cooperation with Biomatrix,                   *
Biomatrix shall have the right to review and approve all protocols for all clinical trials, and all amendments to such protocols. Syntex shall continue, under the supervision of Biomatrix, to report to and to notify all regulatory authorities and ethical committees as may be required in connection with such clinical trial activities. Biomatrix will provide reasonable technical support to Syntex free of charge for all clinical trials conducted in accordance with this Section 15.3.
                                       *

         (b)     Syntex shall provide the completed data resulting from
* to Biomatrix for analysis, and Biomatrix shall prepare the final reports relating to such clinical trial data supplied by Syntex.


* Confidential portions have been omitted and filed separately with the Commission.

         (c)     Syntex shall provide the completed data resulting from the
* to Biomatrix for analysis, and in cooperation with the principal investigator Biomatrix will analyze the data and prepare the final reports. Syntex shall not publish the results of such trials without the written consent of Biomatrix, such consent not to be unreasonably withheld. If Biomatrix has consented to publication, Biomatrix and the principal investigator shall jointly prepare the manuscript and select the journal for publication. The authors of such paper shall be exclusively the clinical investigators conducting the trial.

         (d) Biomatrix and its Affiliates shall be free to use the results of any or all such clinical trials in the promotion, marketing and product licensing of the Agreement Product outside the Territory.

         16. CONSOLIDATION OF DOCUMENTS. As soon as practicable after the Effective Date, Syntex shall consolidate all "Documents" (as defined below in this Section 16) and limit its subsequent use of the Documents to purposes connected with the distribution of the Agreement Product in Sweden and South Africa. Syntex shall promptly return to Biomatrix all of the Documents listed on Exhibit F hereto. "Documents" shall mean all originals, copies, digests and summaries of all written or otherwise recorded documents, writings, materials, items or information of any kind, concerning any matters relating to the Agreement Product that have resulted from the shared or joint efforts of Biomatrix and Syntex, except for original copies of any documents relating to Syntex's legal obligations ensuing from clinical trial activities, copies of which shall be provided by Syntex to Biomatrix upon its request.

         17. OTHER DISTRIBUTION AGREEMENTS. Biomatrix may at any time discuss, negotiate and execute binding agreements with parties other than Syntex relating to the promotion, marketing, sale and distribution of the Agreement Product in any country outside of the Territory.

         18. FURTHER ASSURANCES. The parties hereto agree to execute such further or other documents and assurances as are necessary from time to time in order to give effect to the provisions of this Agreement.

         19. ASSIGNMENT. The rights and obligations of the parties hereto shall inure to the benefit of and shall be binding upon the authorized successors and permitted assigns of each party. Neither party may assign its rights or obligations under this Agreement or may designate another person to perform all or part of its obligations under this Agreement, or to

* Confidential portions have been omitted and filed separately with the Commission.

have all or part of its rights and benefits under this Agreement without the prior written consent of the other party, except to a successor of the business, by merger or otherwise, to which this Agreement relates. It is acknowledged and understood that each of the parties hereto may from time to time perform some or all of its obligations hereunder through one or more of its Affiliates. In that regard, each of the parties agrees (i) not to permit a person that is not an Affiliate to perform any of its obligations hereunder,
(ii) to notify the other party in writing prior to the participation of the Affiliate in this Agreement, describing the Affiliate and its expected involvement hereunder, (iii) to ensure that its Affiliates comply with all of the provisions hereof, (iv) that the other party hereto will not be in a direct contractual relationship with such Affiliate and (v) that the party involving such Affiliate shall be responsible to the other party hereto, both as primary obligor and as guarantor, for the performance of all of its obligations hereunder, and for the conduct of its Affiliates.

         20.  GOVERNING LAW; ARBITRATION; INJUNCTIVE RELIEF.

         20.1. This Agreement shall be governed by and construed in accordance with the internal and substantive laws of the State of New York, United States of America, excluding the United Nations Convention on Contracts for the International Sales of Goods. In the event of any dispute touching or concerning this Agreement, the parties hereby agree to submit such dispute to their respective presidents by notice delivered in accordance with the provisions of Section 25 hereof, and if within thirty (30) days, or such other period as is agreed upon in writing by the parties hereto, following such reference the dispute remains unresolved, to submit the dispute for arbitration in New York City under the Rules of the American Arbitration Association in effect on the date of this Agreement (the "Rules") by arbitrators appointed in accordance with said Rules. Any decision of such arbitrators shall be final and binding upon the parties. In any arbitration pursuant to this Section the award shall be rendered by a majority of three (3) arbitrators, one (1) of whom shall be appointed by each party and the third of whom shall be appointed by mutual agreement of the two (2) party-appointed arbitrators. In the event of failure of a party to appoint an arbitrator within thirty (30) days after commencement of the arbitration proceeding or in the event of failure of the two (2) party-appointed arbitrators to agree upon the appointment of the third arbitrator within sixty (60) days after commencement of the arbitration proceeding, such arbitrator shall be appointed by the American Arbitration Association in accordance with the Rules. The arbitrators shall apply the governing law set forth in this Section. Judgment upon an award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

20.2. Each of the parties hereto acknowledges and agrees that damages will not be an adequate remedy for any material breach or violation of this Agreement if such material breach or violation would cause immediate and irreparable harm (an "Irreparable Breach"). Accordingly, notwithstanding the provisions of Section
20.1 hereof to the contrary, in the event of a threatened or ongoing Irreparable Breach, each party hereto shall be entitled to seek, in any state or federal court in the State of New York, equitable relief of a kind appropriate in light of the nature of the ongoing threatened Irreparable Breach, which relief may include, without limitation, specific performance or
injunctive relief.   Such remedies shall not be the parties' exclusive
remedies, but shall be in addition to all other remedies provided in this Agreement.

         21. SEVERABILITY. In the event that any provision of this Agreement shall be held by a court of competent jurisdiction or by any governmental body to be invalid or unenforceable, such provision shall be deemed severable and the remaining parts and provisions of this Agreement shall remain in full force and effect.

         22. FORCE MAJEURE. Each of the parties shall be excused from the performance of its obligations hereunder in the event such performance is prevented by force majeure, and such excuse shall continue as long as the condition constituting such force majeure continues. For the purpose of this Agreement, force majeure is defined as contingencies beyond the reasonable control of either party, including, without limitation, acts of God, judicial or regulatory action, war, civil commotion, destruction of production facilities or materials by fire, earthquake or storm and labor disturbances (whether or not any such labor disturbance is within the power of the affected party to settle).

         23. INTEREST. Any overdue amounts payable by either party hereunder shall bear interest compounded monthly at the prime lending rate for Dollars
published from time to time in The Wall Street Journal plus              *
, or, if lower, the highest rate permissible by applicable law, from the due date until the date of payment.

         24. NO PARTNERSHIP OR AGENCY. This Agreement and the relations hereby established by and between Biomatrix and Syntex do not constitute a partnership, joint venture, agency or contract of employment between them.

         25. NOTICES. All communications in connection with this Agreement shall be in writing and sent by postage prepaid first class mail, courier, or telefax, and if relating to default, late payment or termination, by certified mail, return receipt requested, telefax or

* Confidential portions have been omitted and filed separately with the Commission.

courier, addressed to each party at the address above, in the case of Biomatrix, Attn: Chief Executive Officer and President, with a copy to Biomatrix Europe, 21 Boulevard Saint Germain 75005 Paris, France Attn: John Feilders, and with a copy to: Justin P. Morreale, Esq., Bingham, Dana & Gould, 150 Federal Street, Boston, Massachusetts 02110, U.S.A., and in the case of Syntex, Attn: Head of Business Development and Strategic Marketing, F. Hoffman-La Roche Ltd., 4070 Basel, Switzerland, or to such other address as the addressee shall last have designated by notice to the communicating party. The date of giving any notice shall be the date of its actual receipt.

         26. EU REGULATIONS. It is the intention of the parties hereto that this Agreement shall at all times qualify for the exemption from the provisions of Article 85(1) of the Treaty of Rome dated 25 March, 1957, as amended, which either (a) is available under EEC Regulation Number 1983/83, or (b) may subsequently be available under any successor regulation or regulations
thereto.   In the event that any provision of this Agreement is deemed to violate the conditions for qualifying for the exemption, set out in whichever of those regulations may be in effect at the relevant time, or if any such regulation is amended after the date of this Agreement so as to cause this Agreement to fail to qualify for the exemption, the parties hereto agree that they will, as soon as it is practicable to do so, enter into good faith negotiations to amend this Agreement as necessary in order to re-qualify for the exemption. If those negotiations are not successfully concluded within a reasonable time (not to exceed ninety (90) days, or such other period as is agreed upon in writing by the parties hereto, after the relevant regulation is amended), either party may terminate this Agreement upon written notice to the other party.

         27. SURVIVAL. The provisions of Sections 2.2, 2.3, 3.3, 3.6, 8.3, 10.1, 10.2, 10.3, and 10.4 of this Agreement shall survive the termination or expiration of this Agreement (as the case may be) and shall remain in full force and effect. The provisions of this Agreement that do not survive termination or expiration hereof (as the case may be) shall, nonetheless, be controlling on, and shall be used in construing and interpreting the rights and obligations of the parties hereto with regard to any dispute, controversy or claim which may arise under, out of, or in connection with this Agreement.

         28. MISCELLANEOUS. This Agreement, together with the Stock Purchase Agreement dated 23 June 1994 between Biomatrix and Syntex, as amended by the First Amendment to Stock Purchase Agreement dated the date hereof between Biomatrix and Syntex, and the trademark consent agreement dated 16 June 1987 and amended as of 4 November 1993 between Biomatrix and Syntex Corporation, sets forth the entire agreement between the parties with respect to the transactions and arrangements contemplated hereby and supersedes all prior oral or written arrangements, including without limitation the Prior Agreements and the Heads of Agreement dated 27 November 1995 among Biomatrix, Syntex and F. Hoffman La Roche Ltd. For the avoidance of doubt, the rights and obligations of the parties with respect to the promotion, marketing, sale and distribution of the Agreement Product in the "Territory" (as such term is defined in each of the Prior Agreements) under each of the Prior Agreements have been superseded in all respects by the terms of this Agreement. This Agreement may be modified or amended only by a written instrument executed and delivered by both parties. None of the provisions of this Agreement shall be deemed to have been waived by any act or acquiescence on the part of either party except by an instrument in writing signed and delivered by the party executing the waiver. This Agreement may be executed in several identical counterparts, each of which shall be an original, but all of which constitute one instrument, and in making proof of this Agreement it shall not be necessary to produce or account for more than one such counterpart.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

                                  SYNTEX PHARMACEUTICALS
                                  INTERNATIONAL LIMITED


                                  By:      /s/ John Brough
                                     ----------------------------------------
                                  Name:    John Brough
                                  Title:   President


                                  BIOMATRIX, INC.


                                  By:      /s/ Endre A. Balazs
                                     ----------------------------------------
                                  Name:    Endre A. Balazs
                                  Title:   Chief Executive Officer

                                    EXHIBITS


Exhibit A        -        Agreement Product Quality Control Procedures

Exhibit B        -        Agreement Product Specifications

Exhibit C        -        Patents and Trademarks

Exhibit D        -        Price and Quantities of Physicians' Samples

Exhibit E        -        Sales Forecasts

Exhibit F        -        Documents

                                   EXHIBIT A





                                       *





* Confidential portions have been omitted and filed separately with the Commission.

                                       *





* Confidential portions have been omitted and filed separately with the Commission.

                                       *





* Confidential portions have been omitted and filed separately with the Commission.

                                       *





* Confidential portions have been omitted and filed separately with the Commission.

                                       *





* Confidential portions have been omitted and filed separately with the Commission.

                                       *





* Confidential portions have been omitted and filed separately with the Commission.

                                       *





* Confidential portions have been omitted and filed separately with the Commission.

                                       *





* Confidential portions have been omitted and filed separately with the Commission.

                                       *





* Confidential portions have been omitted and filed separately with the Commission.

                                       *





* Confidential portions have been omitted and filed separately with the Commission.

                                       *





* Confidential portions have been omitted and filed separately with the Commission.

                                       *





* Confidential portions have been omitted and filed separately with the Commission.

                                       *





* Confidential portions have been omitted and filed separately with the Commission.

                                       *





* Confidential portions have been omitted and filed separately with the Commission.

                                       *





* Confidential portions have been omitted and filed separately with the Commission.

                                       *





* Confidential portions have been omitted and filed separately with the Commission.

                                       *





* Confidential portions have been omitted and filed separately with the Commission.

                                       *





* Confidential portions have been omitted and filed separately with the Commission.

                                       *





* Confidential portions have been omitted and filed separately with the Commission.

                                       *





* Confidential portions have been omitted and filed separately with the Commission.

                                       *





* Confidential portions have been omitted and filed separately with the Commission.

                                       *





* Confidential portions have been omitted and filed separately with the Commission.

                                       *





* Confidential portions have been omitted and filed separately with the Commission.

                                       *





* Confidential portions have been omitted and filed separately with the Commission.

                                       *





* Confidential portions have been omitted and filed separately with the Commission.

                                       *





* Confidential portions have been omitted and filed separately with the Commission.

                                   EXHIBIT B





                                       *





* Confidential portions have been omitted and filed separately with the Commission.

                                   EXHIBIT C

                                    Patents





                                       *





* Confidential portions have been omitted and filed separately with the Commission.

                                   EXHIBIT C

                                   Trademarks





                                       *





* Confidential portions have been omitted and filed separately with the Commission.

                                   EXHIBIT D


                   PRICE AND QUANTITY OF PHYSICIANS' SAMPLES


Price of Synvisc(R) samples to Syntex:     *

Quantities (syringes/units)


                                       *


  *   The price and amount of any additional samples to be mutually agreed in writing by both parties.





* Confidential portions have been omitted and filed separately with the Commission.

                                   EXHIBIT E


                             SYNTEX SALES FORECAST
                                12 MONTHS PERIOD
                                (Units/Syringes)


  Years from launch         I                    II                   III
                            -                    --                   ---
  south AFRICA              *                    *                    *

  Sweden                    *                    *                    *





* Confidential portions have been omitted and filed separately with the Commission.

                                   EXHIBIT F


                                   Documents


1.       Synvisc(R) file as submitted to UK regulatory authorities.

2.       Synvisc(R) File as submitted to FDA in May 1994.

3.       File prepared for submission to regulatory authorities in France.

4.       Documents prepared for submission for viral committee in France.

5. Documents prepared for submission for clinical trial registration in France